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                                                                     EXHIBIT 4.2

                                                                  CONFORMED COPY

               IRREVOCABLE UNDERTAKINGS IN RESPECT OF AN OFFER BY

                               RETOS CARTERA, S.A.

                                FOR THE SHARES OF

                      RECOLETOS GRUPO DE COMUNICACION, S.A.

In Madrid, on 14 December, 2004

                                    BETWEEN

ON THE ONE SIDE

PEARSON PLC, a company duly incorporated under the laws of England and Wales, with registered office at 80 Strand, London WC2R 0RL, England, and with registration number 00053723 (hereinafter, "PEARSON"), duly represented by Mr. Timothy Scott Henderson, of legal age, of Canadian nationality, with Canadian Passport number BC253786 and with business address at 80 Strand, London WC2R 0RL, England, by virtue of a notarized and apostilled power of attorney dated 9 December 2004.

ON THE OTHER SIDE

RETOS CARTERA, S.A., a company duly incorporated under the laws of Spain, with registered office at C/ Carbonero y Sol, n(degrees) 12, Madrid, Spain, and with tax identification number A-84154046 (hereinafter, the "OFFEROR"), duly represented by Mr. Jaime Castellanos Borrego, of legal age, of Spanish nationality, with National Identity Card number 14.899.002 Q and with business address at Paseo de la Castellana, n(degrees) 66, Madrid, Spain, in his capacity as Managing Director (Consejero Delegado) of OFFEROR and by virtue of a notarized power of attorney dated 14 December 2004 and granted by the Board of Directors of OFFEROR.

PEARSON and OFFEROR shall be hereinafter jointly referred to as the "PARTIES", and each of them individually as a "PARTY".

                                     WHEREAS

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I.    RECOLETOS GRUPO DE COMUNICACION, S.A. (hereinafter, "RECOLETOS" or the
      "COMPANY"), a company duly incorporated under the laws of Spain, with registered office at Paseo de la Castellana, n(degrees) 66, Madrid, Spain, is the parent of a group of companies whose main activity is media and publishing.

      RECOLETOS has a share capital of Euro 26,142,749.80, represented by 130,713,749 ordinary shares of Euro 0.20 nominal value each, all of them listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and included in the Spanish Automated Quotation System (Mercado Continuo).

II. PEARSON OVERSEAS HOLDINGS LIMITED, a company duly incorporated under the laws of England and Wales, with registered office at 80 Strand, London WC2R 0RL, England, and with registration number 00145205 (hereinafter, "POHL") is a wholly-owned subsidiary of PEARSON and PEDIFRI, S.L., a company duly incorporated under the laws of Spain, with registered office at Paseo de la Castellana, n(degrees) 66, Madrid, Spain, and with tax identification number B-79561478 (hereinafter, "PEDIFRI"), is, in turn, a wholly-owned subsidiary of POHL. POHL and PEDIFRI, in turn, respectively own 94,005,598 and 9,169,198 shares of RECOLETOS (together, hereinafter the "SHARES") (71.92% and 7.01% of the share capital of the Company).

III. OFFEROR is a newly incorporated company with an issued share capital of Euros 12,950,000, divided into 12,950,000 shares of Euro 1.00 nominal value each, all fully subscribed and paid up, and subordinated participating loans (prestamos participativos) from its shareholders in an aggregate nominal amount of Euro 160,050,000. Attached hereto as Annex 1 to this Agreement is a chart showing the shareholding and participating loan structure of OFFEROR.

IV. OFFEROR is interested in acquiring the Shares. Due to the fact that RECOLETOS is a listed company in Spain, and in accordance with the provisions of the Spanish securities markets regulations, such acquisition may only be achieved by OFFEROR through a public tender offer over 100% of the shares issued by RECOLETOS, thus giving the minority shareholders of RECOLETOS the opportunity to sell their shares in the Company.

V. OFFEROR therefore intends to launch a public tender offer over RECOLETOS in accordance with, and subject to, the provisions of clause 1 below (hereinafter, the "OFFER").

VI. For the purposes referred to under IV above, the Parties have held negotiations aimed at establishing the terms and conditions upon which PEARSON would be prepared irrevocably to undertake, subject to the terms of this Agreement, to procure that POHL and PEDIFRI accept the Offer or otherwise to procure that OFFEROR acquires, directly or indirectly, the Shares.

VII. All payment obligations arising out of the Offer (therefore including payment of the price of the Shares) have been secured by means of four bank guarantees, each dated the date hereof, for an amount of Euro 365,354,992.80, Euro 240,000,000,

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      Euro 246,000,000 and Euro 90,000,000, provided by Banco Espanol de
      Credito, S.A. ("BANESTO"), Calyon, Sucursal en Espana ("CALYON"), Caja de Ahorros y Monte de Piedad de Madrid ("CAJA MADRID") and Caja de Ahorros del Mediterraneo ("CAM") respectively, as required by Royal Decree 1197/1991, of July 26, as amended, on rules governing tender offers (hereinafter, "ROYAL DECREE 1197/1991") (hereinafter, the "OFFER GUARANTEES"), a copy of each of which is attached as Annex 2 hereto.

VIII. In addition, any payment obligations of OFFEROR in respect of the units (participaciones) of PEDIFRI arising as a consequence of exercise by PEARSON of the PEDIFRI Put Option (as defined below) have been secured by means of four bank guarantees, each dated the date hereof, for an amount of Euro 22,129,686, Euro 14,546,891.30, Euro 14,900,313.50 and Euro
      5,441,334.20, provided by BANESTO, Calyon, Caja Madrid and CAM respectively (hereafter the "PEDIFRI GUARANTEES"), a copy of each of which is attached as Annex 3 hereto.

IX. Now therefore, the Parties have decided to enter into this agreement in respect of the Offer (hereinafter, the "AGREEMENT"), which shall be governed by the following

                                    CLAUSES

1.    IRREVOCABLE UNDERTAKING OF OFFEROR

1.1. OFFEROR hereby expressly and irrevocably undertakes to submit to the Spanish Comision Nacional del Mercado de Valores (hereinafter, the "CNMV"), not later than the next Business Day (hereinafter, a "BUSINESS DAY" being a day other than a Saturday or Sunday or public holiday in the city of Madrid) following the date of this Agreement, a request for the authorization of the Offer (hereinafter, the "AUTHORIZATION"), together with an "hecho relevante", the prospectus (in a form identical to the draft attached as Annex 4 hereto) (hereinafter, the "PROSPECTUS"), the Offer Guarantees and the remaining documentation required by Royal Decree 1197/1991, other than the administrative authorizations and clearances from the authorities referred to in sub-clause 1.4 below (provided that OFFEROR shall deliver to the CNMV on the date such applications or submissions are made copies of the relevant application and submissions to such authorities and shall deliver to the CNMV as soon as they are available the relevant authorizations and clearances). OFFEROR shall diligently progress and pursue the obtaining of the Authorization and, subject to and conditional upon the Authorization having been obtained, shall launch the Offer and seek diligently to ensure that the Offer achieves a positive result, in each case within the briefest possible timeframe.

1.2.  The Offer shall be subject to the following terms and conditions:

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      (i)   It must be an offer for 100% of the shares of RECOLETOS.

      (ii) It may be conditioned to the acquisition of 71.92% or less of the shares of RECOLETOS.

      (iii) The consideration of the Offer shall be Euro 7.20 per share (the "OFFER PRICE") and each offeree shall, in addition to the Offer Price, be offered the Deferred Contingent Offer Consideration as described more fully in clause 9.

      (iv) The Offer Price and the Deferred Contingent Offer Consideration shall be fully paid in cash.

      (v)   The acceptance period of the Offer shall be two months.

1.3. Notwithstanding the provisions of sub-clause 1.1. above, in the event that, prior to the submission of the request for the Authorization, any third party had submitted a request for the authorization of another tender offer in respect of some or all of the shares of RECOLETOS under which, in the case of an all cash offer, the offer price is the same or higher than the Offer Price or, in the case of any other offer, the consideration offered for each RECOLETOS share is (as at the date of such third party's request) as valuable as, or more valuable than, the consideration offered for each RECOLETOS share under the Offer in the reasonable opinion of Lazard Asesores Financieros, S.A. ("LAZARD"), then OFFEROR shall have to choose (and shall immediately inform PEARSON of its choice), during five (5) Business Days from the announcement of the submission of the prior tender offer by the third party, between the following:

      (i) not to submit the Offer, in which case both Parties will be released from their respective obligations under this Agreement without any liability arising therefrom; or

      (ii) to submit the Offer as a competing offer of the prior third party's tender offer, therefore increasing the price of the Offer. OFFEROR undertakes that any such competing offer it makes will continue to satisfy the terms and conditions of this Agreement, save that the Offer Price shall be higher (if necessary). If such a competing offer is launched by OFFEROR:

            (A) PEARSON's undertakings to procure acceptance of the Offer in sub- clause 2.2(i) and sub-clause 2.2(ii) of this Agreement shall be deemed to be undertakings to procure acceptance of such improved competing offer on the terms set out herein; and

            (B) in the event that PEARSON exercises the PEDIFRI Put Option in such circumstances, the total price payable for the PEDIFRI units under sub-clause 3.3 shall be increased by the total additional amount which would have been payable by OFFEROR for the Shares in RECOLETOS held by PEDIFRI were PEDIFRI to have accepted OFFEROR's improved competing offer for such Shares.

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1.4.(i) OFFEROR shall notify or, if appropriate, procure that its shareholders shall notify the Offer to the competent anti-trust authorities in Spain and Portugal and,to the extent legally required, any other regulatory authorities within five (5) Business Days as from the date of submission to the CNMV of the request for the Authorization, unless prior to that date OFFEROR has received oral (to be confirmed by OFFEROR or its legal counsel to PEARSON in writing) or written confirmation from the authority concerned that no notification is required in connection with the Offer, and OFFEROR shall diligently seek to ensure that it obtains any necessary clearances from such authorities within the briefest possible timeframe.

   (ii) OFFEROR undertakes likewise to apply for the relevant authorizations of, and/or make the appropriate notifications to, the Ministry of Industry, Commerce and Tourism and the relevant Autonomous Regions, as required by applicable legislation in connection with the television and radio concessions held by RECOLETOS and its subsidiaries and affiliates within the five (5) Business Days following the date of submission to the CNMV of the request for the Authorization and shall diligently seek to ensure that it obtains any necessary clearances and approvals from such authorities in the briefest possible timeframe.

1.5. Unless OFFEROR has notified PEARSON within the terms of sub-clause 1.3 that it has decided not to submit the Offer and subject to termination under any other provision of this Agreement, OFFEROR undertakes to make and complete the Offer (including, where necessary, making and completing the Offer on a modified basis to include or conform with any condition, conditions or amendments imposed by the CNMV, any competent anti-trust authorities or any other competent regulatory authorities unless such condition or conditions falls within sub-clause 1.6(i) and PEARSON is not prepared to agree to it or them or within sub-clause 1.7(i) and OFFEROR is not prepared to agree to it or them).

1.6. If:

   (i) the CNMV, any competent anti-trust authorities or any other competent regulatory authorities require any amendments or impose one or more conditions for the transaction which would have a material adverse effect on PEARSON (and any such condition or amendment which:

      (A) could reduce the consideration (including in respect of Deferred Contingent Offer Consideration) receivable by POHL or PEDIFRI in respect of the Shares; or

      (B) could reduce the consideration (including in respect of Deferred Contingent Offer Consideration) receivable by POHL in respect of the units in PEDIFRI,

      shall be deemed to be a material adverse effect for these purposes); or

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   (ii) OFFEROR has not exercised the OFFEROR Call Option prior to the expiry of the OFFEROR Call Option Period (as such terms are defined in sub- clause 2.1); or

   (iii) the legal notice referred to in Article 18 of Royal Decree 1197/1991 in respect of the Offer has not been published by 14 April 2005,

   and this Agreement has not been previously terminated in accordance with its terms, then PEARSON shall have the right (but not the obligation) to terminate this Agreement with immediate effect on written notice to OFFEROR.

1.7. If:

   (i) the CNMV, any competent anti-trust authorities or any other competent regulatory authorities deny approval of the Offer or require any amendment or impose one or more conditions for the transaction which would have a material adverse effect on the business of RECOLETOS taken as a whole (and any such condition or amendment which is imposed by the authorities in relation to the television and radio concessions referred to in sub-clause 1.4 (ii) shall be deemed not to have a material adverse effect for these purposes) or which could increase the Offer Price to more than E7.20 per RECOLETOS share; or

  (ii) the legal notice referred to in Article 18 of Royal Decree 1197/1991 in respect of the Offer has not been published by 14 July 2005,

   and this Agreement has not been previously terminated in accordance with its terms, then OFFEROR shall have the right (but not the obligation) to terminate this Agreement with immediate effect on written notice to PEARSON.

1.8. Following any termination under sub-clauses 1.6 and 1.7, neither party shall have any claim against the other save for any rights which PEARSON may have against OFFEROR in respect of OFFEROR's failure to comply with its obligations under sub-clause 1.1, sub-clause 1.4 or sub-clause 1.5.

1.9. OFFEROR shall promptly notify PEARSON, and provide copies, of any communications from the CNMV, any competent anti-trust authority or any other competent regulatory authority in relation to obtaining the Authorization and any other relevant clearances. Where reasonably requested by PEARSON, OFFEROR shall provide PEARSON (or advisers nominated by PEARSON) with draft copies of all submissions and communications to the CNMV and any such other authority in relation to obtaining the Authorization and any other relevant clearances at such time as will allow PEARSON a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent to the CNMV or such other relevant authority. OFFEROR shall take into account any such comments as are reasonable and provide PEARSON (or advisers nominated by PEARSON) with copies of all such submissions and communications in the form submitted or sent. Where reasonably requested by PEARSON and where permitted by the CNMV or the other relevant authority

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      concerned, OFFEROR shall allow persons nominated by PEARSON to attend all meetings with the CNMV or such other relevant authorities in relation to obtaining the Authorization and any other relevant clearances and, where appropriate, to make oral submissions at such meetings. If necessary and where reasonable grounds exist for expecting that such action by OFFEROR could be successful, OFFEROR shall fully defend any court or administrative action which the CNMV or any competent anti-trust authority or any other regulatory authority may bring to prohibit, enjoin or modify the Offer and/or the other transactions contemplated by this Agreement.

1.10. For the avoidance of doubt, none of the following shall affect any of OFFEROR's obligations or undertakings under this Agreement, including, without limitation its obligations and undertakings to make and complete the Offer and its obligations and undertakings to act diligently:

     (i) a third party submitting at any time a request for the authorization of another tender offer over any RECOLETOS shares at a price lower than the Offer Price;

    (ii) a third party submitting following the submission of the request for the Authorization a request for the authorization of another tender offer over any RECOLETOS shares at a price equal to or higher than the Offer Price; and

   (iii) a third party taking any action in relation to any of the types of tender offers referred to in sub-clauses 1.10(i) and 1.10(ii) above.

2. IRREVOCABLE UNDERTAKING OF PEARSON

2.1. Subject to sub-clauses 1.3, 1.6, 1.7, 1.8 and 2.5, PEARSON hereby grants an option to OFFEROR (the "OFFEROR CALL OPTION") (which may be exercised by OFFEROR at any time during the period commencing on the later of (i) 1 January 2005 and (ii) the date of commencement of the acceptance period of the Offer, and ending five (5) Business Days later (the "OFFEROR CALL OPTION PERIOD")) to require PEARSON to comply with sub-clause 2.2. The OFFEROR Call Option may only be exercised by OFFEROR giving notice in the form set out in Annex 5 hereto (the "OFFEROR EXERCISE NOTICE").

2.2. Subject to OFFEROR giving the Offeror Exercise Notice pursuant to sub-clause 2.1 above and to sub-clauses 1.3, 1.6, 1.7, 1.8 and 2.5, PEARSON hereby expressly and irrevocably undertakes (provided that the Offer is capable of acceptance in accordance with the applicable tender offers regulations):

     (i) to procure acceptance of the Offer in respect of all of the Shares; or

    (ii) to procure acceptance of the Offer in respect of all of the Shares held directly by POHL and to serve the PEDIFRI Exercise Notice (as defined in sub-clause 3.2 below),

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     in each case within five (5) Business Days of receipt by PEARSON of the
     Offeror Exercise Notice; and if the Offer is not capable of acceptance within such period but the Offer subsequently becomes capable of acceptance in accordance with the applicable tender offers regulations then PEARSON shall, subject always to the other provisions of this Agreement, comply with any obligations under this subclause 2.2 as soon as reasonably practicable in the circumstances.

2.3. (Subject always to the termination provisions in sub-clauses 1.3, 1.6, 1.7 and 1.8) As a consequence of the foregoing provisions of this clause 2:

      (i) PEARSON expressly and irrevocably undertakes to procure that:

        (A) neither POHL nor PEDIFRI shall transfer the Shares, under any legal title, to any third party;

        (B) POHL shall not transfer the units of PEDIFRI, under any legal title, to any third party; and

        (C) neither POHL nor PEDIFRI shall accept any tender offer over RECOLETOS competing with the Offer, whether previous or subsequent to the Offer and regardless of the price of said tender offer; and

      (ii) PEARSON shall procure that neither POHL nor PEDIFRI shall accept the Offer at any time prior to the OFFEROR Call Option Period or, unless and until the Offeror Exercise Notice is given pursuant to sub-clause
           2.1 above, during the OFFEROR Call Option Period, but without prejudice to PEARSON's rights to procure acceptance of the Offer and to exercise the PEDIFRI Put Option (as defined in sub-clause 3.1 below) at any time after the expiry of the OFFEROR Call Option Period.

2.4. For the avoidance of doubt:

       (i) each of POHL and PEDIFRI shall remain legal and beneficial owner of its respective Shares unless and until it accepts the Offer and the Offer is completed in accordance with its terms. Unless and until each of POHL and PEDIFRI accepts the Offer and such completion occurs nothing in this Agreement shall operate to fetter the rights (including voting rights of its respective Shares) of POHL or PEDIFRI in relation to the Shares; and

      (ii) POHL shall remain legal and beneficial owner of the units of PEDIFRI unless and until the sale of such units to OFFEROR is completed in accordance with clause 3. Unless and until such completion occurs nothing in this Agreement shall operate to fetter the rights (including voting rights of the PEDIFRI units) of POHL in relation to the units of PEDIFRI.

2.5. PEARSON's undertakings in sub-clause 2.2 and 2.3(i) are and shall at all times be conditional on:

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     (i) each of OFFEROR's representations and warranties in sub-clause 7.1(v)
         and (vi) being true and accurate at all relevant times; and

     (ii) each of the Offer Guarantees and the PEDIFRI Guarantees remaining in full force and effect.

2.6. Nothing in this Agreement shall prejudice PEARSON's rights to procure acceptance of the Offer and to exercise the PEDIFRI Put Option (as defined in sub-clause 3.1 below) at any time after the expiry of the OFFEROR Call Option Period.

3. PEDIFRI PUT OPTION

3.1. OFFEROR hereby grants PEARSON an option (hereinafter, the "PEDIFRI PUT OPTION") to require OFFEROR to purchase from POHL all of the units comprising the equity capital of PEDIFRI subject to the terms and conditions in this clause 3.

3.2. PEARSON may exercise the PEDIFRI Put Option by procuring that PEARSON and POHL serve on OFFEROR written notice in the form set out in Annex 6 hereto (hereinafter, the "PEDIFRI EXERCISE NOTICE") following the serving of the Offeror Exercise Notice or (provided that the Offer has been made) the expiry of the OFFEROR Call Option Period but no later than 9:00 a.m. (Madrid time) on the last Business Day of the Offer acceptance period.

3.3.(i) The effect of serving the PEDIFRI Exercise Notice shall be that OFFEROR shall purchase and, PEARSON shall procure that POHL shall sell, the entire issued equity capital of PEDIFRI for an aggregate consideration of:

   (A) an amount which is equal to Euro 57,018,225.60 plus Net Assets (as defined below), provided that, for the avoidance of doubt, the Net Assets may be a negative amount and, in such circumstances an amount equal to such negative amount of Net Asset shall be deducted from the amount of Euro 57,018,225.60 (hereinafter, the "INITIAL PEDIFRI CONSIDERATION"); and:

   (B) the Deferred Contingent Offer Consideration (as defined in sub-clause 9.2) which would, in relation to the Shares held by PEDIFRI at the time of its transfer to OFFEROR be attributable to those Shares on the assumption that PEDIFRI had accepted the Offer (hereinafter, the "DEFERRED CONTINGENT PEDIFRI CONSIDERATION").

     Completion shall be conditional only upon completion of the Offer by OFFEROR. Completion shall take place on the same date and at the same time as settlement occurs in respect of completion of the Offer. For such purposes, POHL and OFFEROR shall appear in front of a Notary Public of Madrid at or prior to Completion and shall execute a sale and purchase notarial deed, conditional only upon completion of the Offer by OFFEROR and subject only to the representations and warranties set out expressly in

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      this Agreement (hereinafter, the "NOTARIAL DEED"). At Completion, OFFEROR shall pay the Initial PEDIFRI Consideration in cash in Euros to POHL and POHL shall transfer the units in PEDIFRI to OFFEROR. The Parties shall procure that from Completion, the current directors of PEDIFRI are replaced with nominees of OFFEROR and PEARSON shall procure that on resignation of the current directors of PEDIFRI, such directors shall provide written confirmation to PEDIFRI that they have no outstanding claims against, and are owed no amounts by, PEDIFRI. PEARSON shall procure that POHL does, and OFFEROR shall do, all other things to ensure that Completion occurs in accordance with this clause 3. OFFEROR shall pay the Deferred Contingent PEDIFRI Consideration in cash in Euros to POHL at the same time as it pays the Deferred Contingent Offer Consideration in accordance with the terms of the Offer.

 (ii) PEARSON (or, to the extent that at any relevant time, OFFEROR is the owner of the PEDIFRI units, OFFEROR) shall procure that the accounts of PEDIFRI for the year to 31 December 2004 (the "PEDIFRI 2004 ACCOUNTS") are prepared promptly on a basis consistent with that on which the accounts of PEDIFRI for the year to 31 December 2003 were prepared and are audited by PricewaterhouseCoopers (or, if they are unwilling to act, another firm of accountants of international repute selected by PEARSON) as promptly as possible after such accounts have been prepared and that copies of such audited accounts are delivered to the Parties promptly after they are available.

(iii) PEARSON shall procure that:

     (A) the intra-group loan shown in the PEDIFRI balance sheet for the financial year ended 31 December 2003 is repaid by POHL; and

     (B) to the extent there are distributable reserves available for the purpose and so far as legally possible in Spain, the cash resulting from such intra-group loan repayment together with any other cash in PEDIFRI is dividended up to POHL or is otherwise distributed to POHL. (PEARSON and POHL shall also have the right, but not the obligation, to extract through reduction of capital of PEDIFRI and, in the case of any such reduction of capital, notwithstanding anything to the contrary in this Agreement, any reference to the total share capital of PEDIFRI to be transferred at Completion and any representation or warranty in respect of it shall be to the share capital as so reduced.)

      Once this has been done, PEARSON shall procure that a balance sheet for PEDIFRI which takes into account the operations referred to in (A) and (B) (the "PROVISIONAL COMPLETION BALANCE SHEET") is drawn up on a basis consistent with that on which the PEDIFRI 2004 Accounts were prepared (or, if the balance sheet from the PEDIFRI 2004 Accounts is used for these purposes, such balance sheet has been prepared in accordance with the requirements of (ii) above). PEARSON shall procure that the Provisional Completion Balance Sheet is audited by PricewaterhouseCoopers (or if they

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      are unwilling to act, another firm of accountants of international repute selected by PEARSON) as promptly as possible and that copies of such audited balance (the "AUDITED COMPLETION BALANCE SHEET") shall be delivered to the parties promptly after they are available.

      The Parties shall use the Audited Completion Balance Sheet to calculate the Net Assets of PEDIFRI for the purposes of calculating the Initial PEDIFRI Consideration. The "NET ASSETS" shall be the amount in Euros that is represented in the Audited Completion Balance Sheet by:

      (C) adding the aggregate balance sheet value of all the assets;

      (D) deducting the book value of the Shares held by PEDIFRI; and

      (E) deducting the balance sheet value of the creditors and any other liabilities (excluding, for the avoidance of doubt, all amounts relating to shareholders' equity).

      If the Provisional Completion Balance Sheet has not been audited prior to Completion, then for the purposes of calculating the amount of the Initial PEDIFRI Consideration to be paid at Completion, the Net Assets shall be deemed to be the Net Assets figure shown by the unaudited Provisional Completion Balance Sheet and, subsequently, once the audit of the Provisional Completion Balance Sheet has been completed, shall be the Net Assets figure shown by the Audited Completion Balance Sheet and an appropriate adjusting repayment by POHL to OFFEROR, or (as the case may be) payment by OFFEROR to POHL, shall be made to reflect any difference between the amount paid by OFFEROR at Completion based on the unaudited Provisional Completion Balance Sheet and the amount which would have been payable at Completion had the Audited Completion Balance Sheet then been available. Such adjusting repayment or, as the case may be, payment shall be made within five (5) Business Days of the Audited Completion Balance Sheet being delivered to the Parties.

      To the extent that any non-cash item is taken into account as an asset in the Provisional Completion Balance Sheet (or, as the case may be, Audited Completion Balance Sheet) so that it is included in the calculation of the Initial PEDIFRI Consideration, PEARSON shall guarantee to PEDIFRI the receipt by PEDIFRI of its full amount within one year of Completion. If PEARSON makes any payment to PEDIFRI under such guarantee then OFFEROR agrees that PEARSON may require an assignment of the asset to PEARSON at PEARSON's cost but, if that is not legally possible, PEARSON may itself take reasonable steps to obtain payment of such asset for PEDIFRI and OFFEROR shall provide such access to the records of PEDIFRI as PEARSON shall reasonably require for such purpose and shall procure payment by PEDIFRI to PEARSON of any amount recovered.

 (iv) If:

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                                                                  CONFORMED COPY

      (a)the Audited Completion Balance Sheet shows that the amount of Initial PEDIFRI Consideration would be less than Euro 57,018,225.60; and

      (b)the Offer acceptance period has not at that time closed,

      PEARSON and POHL may, by written notice to OFFEROR served not later than 9:00 a.m. (Madrid time) on the last Business Day of the Offer Acceptance period, rescind their exercise of the PEDIFRI Put Option provided that such notice of rescission is accompanied by an acceptance by PEDIFRI of the Offer in respect of the Shares held by PEDIFRI. The effect of such rescission shall be that PEARSON and POHL shall not be required, respectively, to procure the sale and sell the units of PEDIFRI and OFFEROR shall not be required to buy them.

  (v) For the purposes of OFFEROR's reasonable due diligence requirements, during the period between (A) the date of this Agreement and (B) the execution of the Notarial Deed or rescission of the PEDIFRI Put Option, PEARSON agrees to provide OFFEROR and its duly authorised agents upon reasonable request with full and free access (including the right to take copies) during usual business hours to the books, accounts and records of and relating to PEDIFRI except to the extent any such access is restricted by law, provided that OFFEROR shall and ensure that its duly authorised agents keep such disclosed information confidential. OFFEROR shall be entitled to notify the auditors referred to above of any matter it believes should be reflected in the Audited Completion Balance Sheet.

 (vi) PEARSON undertakes to procure that PEDIFRI is run in the ordinary course between (A) the date of this Agreement and (B) the execution of the Notarial Deed or rescission of the PEDIFRI Put Option, except that such actions as are necessary for the actions referred to in sub-clause 3.3(iii)(A) and (B) above may be taken.

4. SETTLEMENT AND DELIVERY

4.1. Subject to sub-clause 4.2, payment of the consideration for the Shares shall be made by OFFEROR in the context of the Offer, in accordance with the settlement procedures set forth by the applicable tender offers regulations. The same shall apply, mutatis mutandis, to the delivery of the Shares by POHL and (where the PEDIFRI Put Option has not been exercised or has been exercised and rescinded in accordance with clause 3) PEDIFRI to OFFEROR.

4.2. Where the PEDIFRI Put Option has been exercised and not rescinded, payment of the consideration for the sale to OFFEROR of the PEDIFRI units, and settlement and delivery arrangements in relation to their transfer, shall be as provided in clause 3.

5. UNDERTAKINGS

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                                                                  CONFORMED COPY

5.1. PEARSON undertakes, to the extent necessary in each case, to procure that POHL and PEDIFRI do such things as are necessary in order to fulfil the terms of this Agreement (whether or not any provision herein expressly refers to POHL and PEDIFRI), provided always that neither PEARSON nor POHL shall be responsible for any action or inaction of PEDIFRI following completion of the transfer of the PEDIFRI units in accordance with clause 3.

5.2. OFFEROR undertakes, to the extent necessary in each case, to procure that PEDIFRI does such things as are necessary in order to fulfil the terms of this Agreement (whether or not any provision herein expressly refers to PEDIFRI) following completion of the transfer of the PEDIFRI units in accordance with clause 3.

6. REPRESENTATIONS AND WARRANTIES OF PEARSON

6.1. PEARSON represents and warrants to OFFEROR, as of the date hereof, as of the date of completion of the Offer and (provided that the Notarial Deed is executed) as of immediately prior to execution of the Notarial Deed, that:

     (i) Each of PEARSON, POHL and PEDIFRI is a limited liability company duly incorporated and validly existing under the laws of its respective jurisdiction of incorporation.

    (ii) Each of POHL and PEDIFRI is a wholly-owned direct or indirect subsidiary of PEARSON.

   (iii) Subject in each case to each of OFFEROR's representations and warranties in sub-clause 7.1(v) being true and accurate at each relevant time:

         (a) Each of PEARSON and POHL has full corporate power and authority and has taken all necessary corporate actions to enter into and perform its obligations under this Agreement.

         (b) No other consent, approval or authorization is required to be obtained by PEARSON and POHL in connection with the execution and consummation of this Agreement (and if PEDIFRI accepts the Offer, PEARSON will procure that (a) and (b) will be satisfied in respect of PEDIFRI).

    (iv) None of PEARSON, POHL and PEDIFRI is subject to any bankruptcy or insolvency proceedings, and there is no action underway or threatened to declare the bankruptcy or insolvency of any of them.

     (v) This Agreement, following execution thereof, will constitute a valid and legally binding obligation of PEARSON, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws generally affecting the enforcement of creditors' rights.

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                                                                  CONFORMED COPY

    (vi) Each of POHL and PEDIFRI has valid and full title of ownership of the Shares of RECOLETOS respectively referred to as being owned by each of them in Whereas II above, free and clear of any security interest, lien, charge, claim, right of pre-emption or first refusal or any other third party right or encumbrance of any kind.

6.2. In the event that the units in PEDIFRI are transferred to OFFEROR pursuant to the Notarial Deed, PEARSON represents and warrants to OFFEROR, as of the date of the Notarial Deed, that:

   (i) Subject in each case to OFFEROR's representations and warranties in sub-clause 7.1(v) being true and accurate at each relevant time:

      (a) POHL has full corporate power and authority and has taken all necessary corporate actions to enter into and perform its obligations under the Notarial Deed.

      (b) No other consent, approval or authorization is required to be obtained by POHL or PEDIFRI in connection with the execution and consummation of the Notarial Deed.

  (ii) The Notarial Deed, following execution thereof, will constitute a valid and legally binding obligation of POHL, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws generally affecting the enforcement of creditors' rights.

 (iii) Immediately prior to the transfer to OFFEROR under the Notarial Deed, POHL has valid and full title of ownership of all of the issued units of PEDIFRI, free and clear of any security interest, lien, charge, claim, right of pre-emption or first refusal or any other third party right or encumbrance of any kind.

 (iv) The equity capital of PEDIFRI amounts to Euro 570,312.41, divided into 94,982 units, numbered 1 through 94,982 both inclusive, of Euro 6.010121 nominal value each, fully subscribed and paid up and no rights have been granted to any person entitling that person to subscribe for, or convert other rights into, shares in PEDIFRI.

  (v) The PEDIFRI 2004 Accounts and the Audited Completion Balance Sheet will be prepared in accordance with the basis of preparation set out therein and will give a fair and genuine representation of the financial position of PEDIFRI and of its assets and liabilities of the periods and as at the times stated therein and in accordance with the basis of preparation set out therein. PEDIFRI does not have any further liabilities (including hidden, contingent or off balance sheet liabilities) other than those which are or will be set out in or provided for in the Audited Completion Balance Sheet).

 (vi) PEDIFRI has no employees, has not performed any activities other than the holding of Shares of RECOLETOS and is not a party to any agreement

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                                                                  CONFORMED COPY

        giving rise to obligations of the company vis-a-vis other companies within the PEARSON group or third parties.

  (vii) PEDIFRI is in compliance with its obligations under all applicable laws to which it is subject and has performed and is up to date with all of its obligations to pay taxes, file returns, documents and make payments.

 (viii) There are no writs, actions, claims, disputes, legal or administrative proceedings, arbitration proceedings, complaints, prosecutions or investigations in progress or pending (nor to the best of PEARSON's belief are there any contemplated), which affect PEDIFRI other than those which are or will be provided for in the Audited Completion Balance Sheet.

   (ix) Subsequent to 31 December 2004, there will be no material adverse change in the financial condition of PEDIFRI except to the extent that it changes as a consequence of the actions referred to in sub-clause 3.3(iii)(A) and (B) above or as otherwise reflected in the Audited Completion Balance Sheet.

   Notwithstanding anything to the contrary in this Agreement, neither PEARSON nor POHL shall be responsible for liabilities arising from matters, facts, occurrences or situations relating to or affecting PEDIFRI prior to 3 October 1996.

   No claim may be made under the representations and warranties in this sub-clause 6.2 to the extent that the matter is provided for in the Audited Completion Balance Sheet.

   Subject to the provisions of the following paragraphs in this sub-clause 6.2, PEARSON shall indemnify and hold harmless OFFEROR from and against any and all losses, liabilities, costs, claims, damages, expenses or demands (or actions in respect thereof) (excluding, for the avoidance of doubt, any indirect losses and loss of profits) ("Losses") which OFFEROR incurs or which is made against OFFEROR after Completion of OFFEROR's acquisition of PEDIFRI to the extent such Losses result from any breach or alleged breach of any of the representations or warranties set out in clause 6.2.

   If any action, claim or demand shall be brought or alleged against OFFEROR in respect of which the above indemnity is to be claimed against PEARSON,
   OFFEROR shall promptly (and in any event within 10 Business Days) notify PEARSON in writing and provide details of the relevant facts and circumstances, and PEARSON shall have the option either (A) to pay OFFEROR an amount equal to the amount claimed by the claimant, or (B) to assume the defence thereof with legal advisers satisfactory to OFFEROR (acting reasonably). If PEARSON fails to notify OFFEROR of its election between (A) and (B) within ten Business Days (or such other period as may be agreed between the Parties (acting reasonably)) after receipt of the notice of commencement of the action (or three Business Days prior to the date upon which the period for the defence of the claim in question expires, if earlier), OFFEROR shall be free to defend or settle the
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                                                                  CONFORMED COPY

      claim in question and PEARSON's obligations under the above indemnity shall be unaffected.

      PEARSON's liability under the above indemnity shall not apply to the extent that OFFEROR is entitled to reimbursement for any Losses from any third party, including, without limitation, any insurer.

7.    REPRESENTATIONS AND WARRANTIES OF OFFEROR

7.1. OFFEROR represents and warrants to PEARSON, as of the date hereof, as of the date of the exercise of the OFFEROR Call Option, as of each date when members of the PEARSON group accept the Offer, as of the date of any exercise by PEARSON of the PEDIFRI Put Option, as of the date of completion of the Offer and (provided that the Notarial Deed is executed) as of immediately prior to execution of the Notarial Deed, that:

      (i) OFFEROR is a limited liability company duly incorporated and validly existing under the laws of Spain. The share capital of OFFEROR amounts to Euros 12,950,000, divided into 12,950,000 shares of Euro
            1.00 nominal value each, all belonging to a unique class and series and being entitled to the same number of voting rights and fully subscribed and paid up. OFFEROR has available cash, loan facilities or other financing arrangements that will:

            (A) at completion of the Offer provide in immediately available funds the necessary cash resources to satisfy its payment obligations under the Offer; and

            (B) provide in immediately available funds the necessary cash resources to satisfy its payment obligations under this Agreement and the Notarial Deed,

            and OFFEROR will be able to satisfy any conditions to such loan facilities or other financing arrangements at or prior to such payment obligations becoming due and payable.

      (ii) OFFEROR has full corporate power and authority and has taken all necessary corporate actions to enter into and perform its obligations under this Agreement. No consent, approval or authorization is required to be obtained by OFFEROR in connection with the execution and consummation of this Agreement other than the approval of the Offer by the CNMV and the approval by the authorities referred to in clause 1.4 above.

      (iii) OFFEROR is not subject to any bankruptcy or insolvency proceedings, and there is no action underway or threatened to declare its bankruptcy or insolvency.

      (iv) This Agreement, following execution thereof, will constitute a valid and legally binding obligation of OFFEROR, enforceable against it in

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                                                                  CONFORMED COPY

      accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws generally affecting the enforcement of creditors' rights.

(v) In the context of the requirements of Chapter 11 of the United Kingdom Listing Rules, no person who is (or was within the 12 months preceding the date of this Agreement) a director (or a person in accordance with whose directions or instructions the directors of such body are accustomed to act (hereinafter, a "SHADOW DIRECTOR")) of PEARSON or of any other company which is (and, if he, she or it has ceased to be such, was while he, she or it was a director or a shadow director of such other company) PEARSON's subsidiary undertaking (hereinafter, a "RELATED PARTY") is directly or indirectly interested (or has a conditional or contingent entitlement to become interested) in OFFEROR or any parent undertaking or subsidiary undertaking of OFFEROR so that such person is (or would on the fulfilment of the condition or the occurrence of the contingency be) able:

            (a) to exercise or control the exercise of 30% or more of the votes able to be cast at general meetings of OFFEROR or any parent undertaking or subsidiary undertaking of OFFEROR on all, or substantially all, matters; or

            (b) to appoint or remove directors of OFFEROR or any parent undertaking or subsidiary undertaking of OFFEROR holding a majority of voting rights at board meetings on all, or substantially all, matters.

      The above representation and warranty remains true and accurate if the direct and indirect interests of each related party to which that representation and warranty applies are aggregated with the direct and indirect interests and conditional or contingent entitlements to become interested of:

            (c)   all other related parties (taken together);

            (d)   the members (taken together) of all related parties' families;

            (e) the trustees (acting as such) of any trust of which any related party and/or any related party's family is a beneficiary or discretionary object;

            (f) any company in whose equity shares one or more related parties or any member or members (taken together) of the related party's or related parties' family or the related party or related parties and any such member or members (taken together) are directly or indirectly interested (or have a conditional or contingent entitlement to become interested) so that they are (or would on the fulfilment of the condition or the occurrence of the contingency be) able:

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                                                                  CONFORMED COPY

            (A) to exercise or control the exercise of 30% or more of the votes able to be cast at general meetings of such company or any parent undertaking or subsidiary undertaking of such company on all, or substantially all, matters; or

            (B) to appoint or remove directors of such company or any parent undertaking or subsidiary undertaking of such company holding a majority of voting rights at board meetings on all, or substantially all, matters.

      Further no member or members (taken together) of a related party's family or a related party and any such member or members (taken together) is or are directly or indirectly interested (or has or have a conditional or contingent entitlement to become interested) in OFFEROR or any parent undertaking or subsidiary undertaking of OFFEROR so that such person is or persons are (or would on the fulfilment of the condition or the occurrence of the contingency be) able to do any of the things set out in sub-clauses 7.1(v)(a) and 7.1(v)(b) above.

      Further, neither OFFEROR nor any person with a direct or indirect interest in the share capital of OFFEROR is or has been within the 12 months prior to the date of this Agreement entitled to exercise or to control the exercise of 10% or more of the votes able to be cast on all or substantially all matters at general meetings of PEARSON or any other company which is PEARSON's subsidiary undertaking (except the entitlements to exercise or to control the votes attributable directly to the Shares which are acquired pursuant to completion of the Offer and/or the Notarial
      Deed).

      Further, OFFEROR is not (nor has it been at any time within the 12 months preceding the date of this Agreement) a person in accordance with whose directions or instructions the directors of any subsidiary undertaking of PEARSON (or of any company which has ceased to be a subsidiary undertaking of PEARSON within the 12 months preceding the date of this Agreement) are accustomed to act.

      For the purposes of this Agreement an undertaking is a "PARENT UNDERTAKING" in relation to another undertaking, a "SUBSIDIARY UNDERTAKING", if:

      (g)   it holds a majority of the voting rights in the undertaking; or

      (h) it has the right to appoint or remove a majority of its board of directors; or

      (i) it has the right to exercise a dominant influence over the undertaking:

            (A) by virtue of provisions contained in the undertaking's by-laws; or

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                                                                  CONFORMED COPY

                  (B)   by virtue of a control contract; or

            (j) it controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in the undertaking; or

            (k)   it has a participating interest in the undertaking and:

                  (A)   it actually exercises a dominant influence over it; or

                  (B) it and the subsidiary undertaking are managed on a unified basis.

            For the purposes of this Agreement an individual's "FAMILY" means that individual's spouse and children.

      (vi) The aggregate of the total paid up equity share capital and subordinated participating loans (prestamos participativos) of OFFEROR is not less than E83,000,000, the funds representing such share capital (to the extent not used for expenditure within sub-clause 7.1(vii) below) being currently held in the form of funds readily available to OFFEROR.

      (vii) Payments which would have to be made by OFFEROR if the Offer does not proceed (excluding any payments for which OFFEROR may be liable in respect of breach of any of its obligations under this Agreement) will not exceed E 13,000,000 and no person with security interests over the assets of OFFEROR would have any rights which, taken with payments owed to any other person, would exceed such amount in such circumstances. Apart from security interests, there are no other third party rights or interests in the assets of OFFEROR.

     (viii) Apart from any arrangement falling within clause 9.15 below, there exists at the date of this Agreement, no agreement, arrangement or undertaking, formal or informal, that would, but for the timing of entering into such agreement, arrangement or undertaking, trigger any of OFFEROR's obligations to pay any Deferred Contingent Offer Consideration.

      (ix) Except as disclosed in writing to PEARSON, neither OFFEROR nor any of its officers, advisers or agents is aware of any right to bring any claim against PEARSON or any of PEARSON's subsidiary undertakings or any of PEARSON's or PEARSON's subsidiary undertakings officers, employees, advisers or agents under this Agreement or in connection with any of the matters referred to in this Agreement.

7.2. In the event that the units in PEDIFRI are transferred to OFFEROR pursuant to the Notarial Deed, OFFEROR represents and warrants to PEARSON (for itself and on behalf of POHL), as of the date of the Notarial Deed, that:

      (i) OFFEROR has full corporate power and authority and has taken all necessary corporate actions to enter into and perform its obligations under the Notarial Deed.

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                                                                  CONFORMED COPY

      (ii) No other consent, approval or authorization is required to be obtained by OFFEROR in connection with the execution and consummation of the Notarial Deed.

      (iii) The Notarial Deed, following execution thereof, will constitute a valid and legally binding obligation of OFFEROR, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws generally affecting the enforcement of creditors' rights.

8.    PUBLIC DISCLOSURE

8.1. Save as provided in sub-clauses 8.2 and 8.3, no formal public announcement or press release in connection with the signature or subject matter of this Agreement shall be made or issued by or on behalf of either Party without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed).

8.2. Upon the signature of this Agreement, the Parties shall disclose the basic contents of this Agreement and such other matters as are required in connection with the signature and subject matter of this Agreement to the CNMV and in accordance with the Listing Rules of the UK Listing Authorities, by filing the notice and announcements substantially in the form attached as Annex 7 hereto and a copy of this Agreement shall be delivered to the CNMV and may be attached to the Prospectus.

8.3. If a Party has an obligation to make or issue any announcement or filing or to take any other action, in each case required by law or by any stock exchange or by any governmental authority, the relevant Party shall give the other Party every reasonable opportunity to comment on any announcement, release or filing before it is made or issued (provided that this shall not have the effect of preventing the Party making the announcement, release or filing or taking any such other action from complying with its legal and/or stock exchange and/or other regulatory obligations).

9.    DEFERRED CONTINGENT OFFER CONSIDERATION

9.1. OFFEROR shall include the following provisions of this clause 9 in the Offer.

9.2. Subject to the remaining provisions of this clause 9, if there shall occur during the Relevant Period any Disposal by a Relevant Party of a RECOLETOS Interest, OFFEROR shall pay to each Accepting Shareholder, in respect of each of the Accepted Shares for which the Offer was accepted by such Accepting Shareholder, the amount in cash in Euros of any Deferred Contingent Offer Consideration arising from such Disposal.

      For these purposes:

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                                                                  CONFORMED COPY

      "RELEVANT PERIOD" means the period commencing on the date of this Agreement and ending at 23:59 (Madrid time) on the date which is 18 calendar months after the date for settlement pursuant to the Offer;

      "DEFERRED CONTINGENT OFFER CONSIDERATION" means the Upside Amount arising from any Disposal divided by:

      (i) (where the PEDIFRI Put Option has been exercised), the total number of Accepted Shares plus the number of shares in RECOLETOS held by PEDIFRI at the date of the Notarial Deed; or

      (ii) (where the PEDIFRI Put Option has not been exercised), the total number of Accepted Shares;

      "DISPOSAL" means any sale, transfer or any other disposal, whether for cash or otherwise;

      "FIRST UPSIDE PERIOD" means the period commencing on the date of this Agreement and ending at 23:59 (Madrid time) on the date which is 12 calendar months after the date for settlement pursuant to the Offer;

      "SECOND UPSIDE PERIOD" means the period commencing at the end of the First Upside Period and ending at 23:59 (Madrid time) on the date which is 6 calendar months thereafter;

      "RELEVANT PARTY" means:

      (i)   OFFEROR or any subsidiary of OFFEROR;

      (ii) any person (which term in this Agreement includes any body corporate or other legal entity as well as any individual) which holds any interest in OFFEROR, whether:

            (A)   directly; or

            (B)   indirectly through any other person;

            provided that no shareholder in BANESTO or any holding company of BANESTO (where such person would, but for this proviso, be a Relevant Party solely by virtue of its shareholding in BANESTO or any holding company of BANESTO) shall be a Relevant Party; and

      (iii) (while any person within (i) or (ii) retains any interest (direct or indirect) in the shares of RECOLETOS), RECOLETOS or any subsidiary of RECOLETOS.

      "RECOLETOS INTEREST" means:

      (i)   any interest in the RECOLETOS Shares;

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                                                                  CONFORMED COPY

      (ii)  any interest in any Relevant Party Shares;

      (iii) any interest in the RECOLETOS Assets,

      and "INTEREST" for these purposes means an interest of any type, whether legal or beneficial, conditional or absolute, joint or sole and including (without limitation):

            (A)   any option to acquire;

            (B)   any subscription, conversion or exchange rights into;

            (C) any interest held through or pursuant to a trust or similar arrangement in respect of;

            (D) any arrangement giving the ability to exercise voting rights attaching to or to receive the economic benefits deriving from;

            (E) any agreement, conditional or otherwise, to acquire or to call for the delivery of;

            in each case, any of the RECOLETOS Shares, Relevant Party Shares and RECOLETOS Assets; and

            (F) any agreement, conditional or otherwise, to acquire any of the interests falling within (A) to (E) above, both inclusive;

      "RECOLETOS SHARES" means the shares in the capital of RECOLETOS from time to time;

      "RELEVANT PARTY SHARES" means any shares (other than RECOLETOS Shares) or units in the capital of or participations in (or any other form of entitlement to share in assets on a dissolution, winding up or other termination of), in each case, any Relevant Party (other than a Relevant Party who is an individual);

      "RECOLETOS ASSETS" means the assets of any kind from time to time of RECOLETOS and its subsidiaries from time to time or of any of them including (without limitation) real estate, intellectual property, know-how, equipment, machinery, stock, debtors, the benefit of contracts, shares and other securities, goodwill, information and claims;

      "ACCEPTING SHAREHOLDERS" means the shareholders of RECOLETOS who accept the Offer;

      "UPSIDE AMOUNT" means:

      (i) in the case of a Disposal for cash or cash equivalent of the full beneficial interest in any RECOLETOS Share(s) (where there has been no change to the denomination or number of RECOLETOS Shares in issue from those existing at the date of this Agreement), an amount which is equal to:

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                                                                  CONFORMED COPY

            C% (P x (A-B))

            where, in each such case:

            C = 80 where the relevant Disposal takes place in the First Upside Period; or 50 where the relevant Disposal takes place in the Second Upside Period;

            P =   the number of RECOLETOS Shares disposed of;

            A = the amount of the consideration received or receivable per RECOLETOS Share in respect of that disposal; and

            B =   the Trigger Price.

      (ii) in the case of a Disposal for cash or cash equivalent of the full beneficial interest in a RECOLETOS Asset, then for the purpose of the calculation of any Upside Amount, the RECOLETOS Share Equivalent of that RECOLETOS Asset shall first be determined as follows:

            (A) the EBITDA generated by the business or businesses attributable to that RECOLETOS Asset as a percentage of the consolidated EBITDA generated by the whole of the RECOLETOS business shall be calculated by the Independent Assessor by reference to the most recently published audited consolidated annual financial statements of RECOLETOS and its subsidiaries and also (where no separate EBITDA attributable to such business is specifically stated in any such audited accounts of RECOLETOS for that period) such other factors (including individual subsidiaries' accounts or statements for divisions of the business) as the Independent Assessor, in its absolute discretion, thinks fit to determine such EBITDA);

            (B) that percentage is then applied to the total number of RECOLETOS Shares in issue at the time of settlement of the Offer;

            (C) this then gives a number which is the RECOLETOS Share Equivalent of the RECOLETOS Asset the subject of the Disposal and this number shall be P for the purposes of the formula in
                  (i) above;

            (D) the amount for the purposes of A in that formula shall be the total consideration received or receivable in aggregate in respect of the relevant Disposal of the RECOLETOS Asset divided by the RECOLETOS Share Equivalent for the relevant RECOLETOS Asset.

      (iii) in the case of any other Disposal of a RECOLETOS Interest, the amount calculated by the Independent Assessor (using as its reference point the basis of calculation of Upside Amount in the circumstances referred to in (i) above or in the case of a Disposal of any interest in a RECOLETOS Asset, in (ii) above, but adjusting for such factors as the Independent Assessor (in its absolute discretion) thinks fit in the actual circumstances) as being (in the

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            case of a Disposal within the First Upside Period) 80% or (in the case of a Disposal within the Second Upside Period) 50% of the difference between:

            (A) the value of the consideration actually received or actually receivable in respect of the relevant Disposal; and

            (B) what would have been generated by the relevant Disposal of the relevant RECOLETOS Interest had the underlying RECOLETOS Shares been valued at the Trigger Price for the purposes of or in the context of the relevant Disposal and (in the case of a Disposal of a RECOLETOS Asset) had the value of all of RECOLETOS's business been valued at the multiple of the Trigger Price and the total number of RECOLETOS Shares in issue at the date for settlement pursuant to the Offer;

      "TRIGGER PRICE" means Euro 7.50; and

      "INDEPENDENT ASSESSOR" means LAZARD or any replacement appointed in accordance with clause 9.9.

9.3. Where any Disposal of a RECOLETOS Interest takes place otherwise than on arms length market terms, any subsequent Disposal (whether direct or by means of a Disposal of any interest in any entity which itself has an interest, direct or indirect, in the relevant RECOLETOS Interest) shall, if it falls within the Relevant Period, be treated as a Disposal of a RECOLETOS Interest for the purposes of sub-clause 9.2 above even though the Disposal would not, in such circumstances, be by a Relevant Party.

9.4. In calculating the amount of the consideration received or receivable in respect of the Disposal of a RECOLETOS Interest, the relevant amount shall be adjusted where there has been any payment or declaration of any dividend or where there has been any other distribution or any return of shareholders funds (including through share buy-backs) in the period from and including the date for settlement pursuant to the Offer to and including the date of the relevant Disposal of a RECOLETOS Interest so as to reflect the value which RECOLETOS would have had if no such dividend had been paid (or declared) or other distribution or return of shareholders funds been made.

9.5. Where any Disposal of a RECOLETOS Interest is of an interest (for example, an option) entitling the holder of that interest to acquire a further RECOLETOS Interest(s), then the acquisition of such further RECOLETOS Interest(s) shall be treated as the Disposal(s) of a RECOLETOS Interest falling within sub-clause 9.2 above even though such acquisition of further RECOLETOS Interest(s) itself falls outside the Relevant Period. Similarly, if any Disposal of such a RECOLETOS Interest falls within the First Upside Period, then even though the acquisition of the further RECOLETOS Interest(s) pursuant to that first Disposal falls inside the Second Upside Period or falls outside the Relevant Period, such acquisition of the further RECOLETOS Interest(s) shall be treated as falling within the First Upside Period.

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9.6.  OFFEROR shall make any payment due to an Accepting Shareholder under sub-clause 9.2 above within ten (10) Business Days of receipt by the Relevant Party of the consideration in relation to the relevant Disposal of the RECOLETOS Interest (or, where the calculation of the Upside Amount has to be done by the Independent Assessor, within ten (10) Business Days of the Independent Assessor completing that calculation). Where the consideration is received in instalments OFFEROR shall pay the proportionate part as above following receipt of each instalment. The fact that receipt of consideration may fall outside the Relevant Period shall not relieve OFFEROR from its payment obligations to Accepting Shareholders where the Disposal of the RECOLETOS Interest to which the consideration relates took place within the Relevant Period or is a Disposal to which sub-clause 9.5 above applies.

9.7. The provisions of sub-clause 9.2 above shall not apply to Disposals of interests in RECOLETOS Assets where such Disposals:

      (i) are of a revenue nature and are made in the ordinary course of business of RECOLETOS or the relevant RECOLETOS subsidiary; or

      (ii) are Disposals where the aggregate RECOLETOS Share Equivalent of all such Disposals (calculated as referred to in sub-clause 9.2 above) does not, over the course of the Relevant Period, exceed 25% of the total RECOLETOS Shares in issue at the time of settlement of the Offer (but so that:

            (A) any further Disposal(s) pursuant to an initial disposal within the terms of sub-clause 9.5 above shall be treated as a Disposal within the Relevant Period for these purposes; and

            (B) the value of any Disposal involving instalment or deferred payment(s) outside the Relevant Period shall be calculated by reference to the discounted value of the payments on the date of the Disposal (as determined by the Independent Assessor)).

9.8. The provisions of sub-clause 9.2 above shall not apply to any Disposal of a RECOLETOS Interest to the extent that:

      (i) such RECOLETOS Interest is an interest in the RECOLETOS Shares or any interest in any Relevant Party Shares; and

      (ii) that Disposal, together with all other such Disposals up to and including that date would not amount to the disposal of interests (direct or indirect) of an aggregate of more than a 1% of the RECOLETOS Shares.

9.9.  The following provisions shall apply in relation to the Independent
      Assessor:

      (i)   OFFEROR shall pay the fees of the Independent Assessor.

      (ii) If the Independent Assessor delays or becomes unwilling or incapable of acting then the Parties shall request as soon as possible that the President of

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            the Spanish Institute of Financial Analysts (Presidente del
            Instituto Espanol de Analistas Financieros) nominate another in its place and the Parties shall co-operate to appoint such nominee as soon as possible after such nomination. The nominee shall, upon acceptance of its appointment become the Independent Assessor for the purposes of this clause 9.

      (iii) The Independent Assessor shall act as an expert and not as an arbitrator and its decision shall (in the absence of manifest error) be final and binding.

      (iv) The Parties shall co-operate fully with any request for documents and/or information reasonably requested by the Independent Assessor and the Parties undertake to use all reasonable endeavours to procure that other relevant persons subject to such requests do the same.

      (v) The Independent Assessor shall be appointed on terms that it carry out any analysis and calculation it is required to do as promptly as reasonably possible and shall notify both OFFEROR and PEARSON of its conclusions as soon as possible after the conclusion of its analysis and calculation.

      (vi) To the extent required by the CNMV, the Independent Assessor shall confirm to it any calculation of Upside Amount to be made under this clause 9.

9.10. OFFEROR undertakes to notify PEARSON and the Independent Assessor immediately upon OFFEROR or any of its officers becoming aware of any Disposal of a RECOLETOS Interest.

9.11. Subject as provided in clause 9.12, any subscription for new shares, units, participations or other equivalent rights in any Relevant Party at a price which reflects a value per existing RECOLETOS share (assuming no change to the number or denomination of RECOLETOS Shares in issue as at the date of settlement of the Offer and no return of capital) of more than the Trigger Price shall be treated as a Disposal of a RECOLETOS Interest for the purposes of clause 9.2

9.12. Any investment by new investors in OFFEROR (and any subsequent transfer by such new investor to another investor at an identical price within the period referred to below) which takes place in the period commencing on the date of this Agreement and ending at 23:59 (Madrid time) on the date which is four calendar months after the date for settlement pursuant to the Offer shall not give rise to an Upside Amount by virtue only of the fact that such investors pay a price for their shares in OFFEROR which includes a premium which would value the current number of RECOLETOS Shares above the Trigger Price, the purpose of such premium being to balance the subscription or purchase of shares in OFFEROR by RECOLETOS management (at prices which would value the current number of RECOLETOS Shares lower than the Trigger Price) under a management incentive scheme, provided that:

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      (i)   the aggregate of such premiums shall not exceed the total of such shortfall on new shares of OFFEROR representing no more than 5% of the total share capital of OFFEROR as at the date of this Agreement;

      (ii) the provisions of this clause 9.12 shall apply only to the initial transfer to such a new investor (and any subsequent transfer by such new investor to another investor at an identical price within the period referred to above) and shall not apply to any subsequent transfers by any of them;

      (iii) OFFEROR shall procure that any public announcement by any such new investor (or any such transferee) shall require the prior written consent (not to be unreasonably withheld) of PEARSON and refer to the price as being the Offer Price plus a component for fees and a component related to the effective funding of a management incentive scheme rather than a specific figure.

9.13. The provisions of clause 9.2 above shall not apply to the following Disposals of RECOLETOS Interests:

      (i) Disposals to persons within the same group as the transferor provided that if any such person ceases to be the subsidiary company or holding company of the transferor the ceasing to be such a company shall itself be a Disposal of the relevant RECOLETOS interest;

      (ii)  Disposals mortis causa where the transferor is an individual;

      (iii) Disposals for no consideration;

      (iv) Disposals involving the buy back and redemption by RECOLETOS of its own shares; and

      (v) a merger of OFFEROR and RECOLETOS by means of the Spanish process of fusion, provided that in this case in this clause 9 RECOLETOS Assets shall be read as OFFEROR Assets and any reference to RECOLETOS Shares shall be read as with appropriate changes to take account of the fusion into OFFEROR, provided that the provisions of sub-clause 9.2 above will apply to subsequent Disposals of RECOLETOS Interests by the relevant transferees and to any disposals of interests in such transferees (unless such subsequent Disposals are in the circumstances specified above).

9.14. Notwithstanding anything to the contrary in this clause 9, the maximum amount of Deferred Contingent Offer Consideration payable in respect of each Accepted Share shall not exceed Euro 10 in aggregate.

9.15. The provisions of clause 9.2 shall not apply to any Disposal of RECOLETOS Shares where the disposal in question is in exercise by a creditor of OFFEROR of

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                                                                  CONFORMED COPY

      security rights over the RECOLETOS Shares pursuant to any financing to OFFEROR, including call option rights taken as security.

10.   LIABILITY

10.1. Save as otherwise provided herein, each Party shall be liable to the other Party for any damages, losses, costs and expenses caused to or incurred by the latter arising out of or resulting from any breach or infringement by the former Party of the obligations assumed under this Agreement.

10.2. Where one of the Parties considers that a breach or infringement of this Agreement (hereinafter, a "BREACH") has occurred which is attributable to the other Party, the former shall serve written notice on the latter (hereinafter, a "NOTICE OF DISPUTE"), and, if the Breach may be remedied, the Party in breach shall have to do so within a period of five (5) Business Days, without prejudice to its liability vis-a-vis the other Party for any damages and prejudices caused by the Breach. In the event that it is not possible to remedy the Breach or should the Party in breach fail to do so within such period, the Party in breach shall be liable vis-a-vis the other Party for damages and prejudice caused by the Breach.

11.   COSTS AND EXPENSES

      Each of the Parties shall bear its own costs, legal and advisory expenses, charges and other expenses (including taxation) arising out of the negotiation, preparation, execution and performance of this Agreement.

      OFFEROR shall pay all costs and expenses related to the preparation, filing, completion and settlement of the Offer, including in relation to obtaining the Authorization and any other regulatory clearances.

12.   NOTICES

12.1. All notices or communications between the Parties with respect to this Agreement must be made in writing by (i) hand delivery, (ii) registered mail with acknowledgement of receipt, (iii) courier service, (iv) facsimile, or (v) e-mail, in any case sent to the addresses or numbers set forth in sub-clause 12.2 below.

12.2. The contact details of each Party for all notices to be made in connection with this Agreement are the following:

      For PEARSON:

      Address:   80 Strand, London WC2R 0RL, England
      Attention: Marjorie Scardino (CEO) and Robert Dancy (General Counsel)
      Copy:      The Company Secretary
      Facsimile: +44 20 7010 6633 and +44 20 7010 6060

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      E-mail: marjorie.scardino@pearson.com and robert.dancy@pearson.com

      For OFFEROR:

      Address:     C/ Carbonero y Sol, n(degrees) 12, Madrid, Spain
      Attention:   Jose Garay
      Facsimile:   +34 91 411 69 89
      E-mail:      fmanagers@fmanagers.com

12.3. Any notice sent to the above-referred addresses shall be deemed to have been received by the addressee, except if prior to the sending of such notice the addressee had notified the sender of a change of address.

13.   GOVERNING LAW, DISPUTE RESOLUTION, ENGLISH LANGUAGE AND MISCELLANEOUS

13.1. This Agreement shall be governed by the laws of Spain.

13.2. Any dispute under this Agreement which has not been resolved between the Parties within thirty (30) Business Days of service of a Notice of Dispute may be referred by either Party to and, following any such referral, shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those Rules. The seat of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English. The Parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrator has been appointed, up until the arbitrator has made his final award.

13.3. The parties may append to this Agreement or attach this Agreement to documents in Spanish and documents the originals of which are in Spanish, subject always to the following provisions: the language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications between the Parties shall be in English unless otherwise agreed. For the avoidance of doubt, the English language version of this agreement shall prevail to the exclusion of any translation of it into any other language.

13.4. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all agreements, understandings, negotiations and discussions, whether written or verbal, between the parties prior to the date hereof.

13.5. The Annexes to this Agreement form an integral part thereof.

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IN WITNESS WHEREOF, the Parties execute this Agreement in two counterparts, one for each of them, in the place and on the date first above written.

PEARSON PLC
By

/s/ TIMOTHY SCOTT HENDERSON
---------------------------
Mr. Timothy Scott Henderson

RETOS CARTERA, S.A.
By

/s/ JAIME CASTELLANOS BORREGO
-----------------------------
Mr. Jaime Castellanos Borrego